EXHIBIT 10.2

INSPIRE PHARMACEUTICALS, INC.

2005 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNITS

(FOR EMPLOYEES)

Inspire Pharmaceuticals, Inc. (the “Company”) has granted to you Restricted Stock Units (the “Grant”) under the Inspire Pharmaceuticals, Inc. 2005 Equity Compensation Plan, as amended (the “Plan”). The terms of the grant are set forth in the Restricted Stock Unit Grant Agreement provided to you (the “Agreement”). The following provides a summary of the key terms of the Grant; however, you should read the entire Agreement, along with the terms of the Plan, to fully understand the grant.

SUMMARY OF RESTRICTED STOCK UNIT GRANT

Grant Number:	[___________]

Grantee:	[___________]

Date of Grant:	[___________]

Vesting Schedule:	[_____] Units cliff vest on June 1, 2011 [_____] Units cliff vest on June 1, 2012 [_____] Units cliff vest on June 1, 2013 [_____] Units cliff vest on June 1, 2014

Total Number of Units Granted:	[___________]

Inspire 2005 Equity Comp Plan – Employees RSU Grant

INSPIRE PHARMACEUTICALS, INC.

2005 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT AGREEMENT FOR EMPLOYEES

This RESTRICTED STOCK UNIT GRANT AGREEMENT FOR EMPLOYEES (the “Agreement”), dated as of                          (the “Date of Grant”), is delivered by Inspire Pharmaceuticals, Inc. (the “Company”) to                          (the “Grantee”).

RECITALS

A. The Inspire Pharmaceuticals, Inc. 2005 Equity Compensation Plan, as amended (the “Plan”) provides for the grant of Restricted Stock Units representing shares of common stock of the Company (each a “Share”). The Company has decided to make a Unit grant (the “Grant”) as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

B. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee                          Units (the “Grant”). Each Unit is equivalent in value to one Share, and shall entitle the Grantee to receive from the Company, subject to Section 2 of this Agreement, one Share.

2. Vesting of Units. The Units are subject to forfeiture to the Company until such time as they vest as set forth below in this Section 2.

(a) Units shall vest in the manner provided below. For this purpose, the term “Shares” refers to the number of shares underling that portion of the Grant that vests on the applicable “Full Vest Date.” The term “Vest Type” describes how the Units covering those shares will vest before the Full Vest Date. For example, if Vest Type is “Cliff,” the Units in that row will vest as to all of the Shares in that row on the Full Vest Date and not before.

Shares	Vest Type	Full Vest Date

[_____]	Cliff	June 1, ______

[_____]	Cliff	June 1, ______

[_____]	Cliff	June 1, ______

[_____]	Cliff	June 1, ______

(b) Upon the Grantee’s Separation from Service (as defined in Section 11 herein) with the Employer for Death or Disability, all Units shall immediately vest. If the Grantee experiences a Separation from Service for any other reason, any Units which have not vested as of such date shall immediately and automatically be forfeited. By way of clarification, if the Grantee transfers from employment status to status as an independent contractor, he or she shall not forfeit his or her Units under this Agreement unless his or her transfer to independent contractor status amounts to a Separation from Service under Section 409A of the Code.

(c) The issuance of company stock certificates evidencing the Shares underlying the Units that have become vested and nonforfeitable is subject to the satisfaction of any withholding obligations (including federal and state income, and FICA taxes), as described in Section 3 below.

3. Delivery of Company Stock. Subject to Grantee’s satisfaction of any withholding obligations (including federal and state income, and FICA taxes), as soon as administratively feasible following the scheduled vesting date of such Units per Section 2(a) or sixty (60) days following an earlier vesting date that occurs as a result of the Grantee’s Separation from Service (the “Delivery Date”), the Shares shall be delivered electronically to the Grantee’s designated brokerage account thereby evidencing the conversion of the vested Units into Shares or in such other reasonable manner as the Company shall provide. The Grantee’s minimum withholding obligations, if any, shall be satisfied by making a payment to the Company by a reduction of the number of Shares deliverable to the Grantee in an amount sufficient to satisfy such withholding obligations such that the amount of Shares issued to the Grantee would reflect the net amount after payment of such taxes. Such stock certificates shall be issued to the Grantee as of the Delivery Date and registered in the Grantee’s name. Notwithstanding anything herein to the contrary, the Units shall be construed in a manner that would not result in an excise tax under Section 409A of the Code.

4. Rights as Unit Holder. The Grantee shall not have any rights and privileges (including voting rights) of a holder of Shares with respect to the Units. Grantee shall have all of the rights and privileges (including voting rights) of a holder of shares of Company common stock with respect to the Shares that Grantee receives in satisfaction of his Units pursuant to this Agreement.

5. Stock Splits, etc. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares; (ii) by reason of a merger, reorganization, or consolidation; (iii) by reason of a reclassification or change in par value; or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution, the number of shares covered by this Grant, the kind of shares issued under this Grant shall be appropriately adjusted by the Company to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under this Grant; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share. Any adjustments determined by the Company shall be final, binding, and conclusive.

6. Tax Consequences. The Grantee understands and agrees that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the vesting of the Units. The Grantee has had the opportunity to review with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this Grant and the transactions contemplated by this Agreement. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of this Grant or the transactions contemplated by this Agreement.

7. Restriction on Transfer. None of the Units or any beneficial interest therein shall be transferred, encumbered, pledged or otherwise alienated or disposed of in any way except in the event of death of the Grantee by will or by the laws of descent and distribution.

8. Restrictive Legends. Stock certificates provided to the Grantee evidencing the Shares received hereunder shall bear such legends as the Company deems necessary or desirable under the Securities Act of 1933, as amended (the “Securities Act”), or the rules or regulations promulgated thereunder.

9. Requirements for Issuance or Transfer of Shares. No Shares shall be issued or transferred in connection with the Grant under this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with. This Grant shall be conditioned on the Grantee’s undertaking in writing to comply with such restrictions on his subsequent disposition of such Shares. Shares issued or transferred under this Agreement will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations.

10. Change in Control. The provisions of the Plan applicable to a Change in Control (as defined in the Plan) shall apply to the Grant.

11. Definitions.

(a) “Employer” shall mean the Company and its parent and subsidiary corporations, as determined by the Committee.

(b) “Separation from Service” shall mean the date on which the Grantee experiences a separation from service with the Company as defined in Section 409A of the Code and the regulations promulgated thereunder.

12. Amendment of Agreement. This Agreement may only be modified or amended in a writing signed by both parties.

13. Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

14. Further Assurances. The Grantee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

15. No Employment or Other Rights. This Grant hereunder shall not confer upon the Grantee any right to be retained by, or to continue in, the employ of the Employer.

16. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

17. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Compensation Committee at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina, 27703-8466, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has executed this Agreement, on the Date of Grant.

INSPIRE PHARMACEUTICALS, INC.

By:

Name:

Title:

I hereby accept the Units described in this Agreement, and I agree to be bound by the terms of this Agreement. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

Grantee:

Date: